Exhibit 99
CBS CORPORATION RE-AFFIRMS BUSINESS OUTLOOK
     New York, Oct. 14 — CBS Corporation (NYSE: CBS.A and CBS) today re-affirmed its business outlook of full year 2009 OIBDA in the range of $1.725 to $1.925 billion.
DISCLOSURE NOTICE: The information contained in this release is as of October 14, 2009. Except as required by law, CBS Corporation does not assume any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. Some statements in this release may constitute forward-looking statements. CBS Corporation cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. A description of risks and uncertainties can be found in CBS Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its periodic reports on Forms 10-Q and 8-K.
About CBS Corporation
CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios, CBS Studios International and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), in-store media (CBS Outernet) and motion pictures (CBS Films). For more information, log on to www.cbscorporation.com.
Contacts:

Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock
Senior Vice President, Corporate Communications	Debra Wichser
(212) 975-1077	Vice President, Investor Relations
dlmcclintock@cbs.com	(212) 975-3718
debra.wichser@cbs.com